Exhibit 10.32

Execution Copy

DATED 26 September 2005

CAPITAL BANK plc

VANGUARD RENTAL (UK) LIMITED

(formerly ANC Rental Corporation (UK) Limited)

and

VANGUARD RENTAL (HOLDINGS) LIMITED

(formerly ANC Rental Corporation (Holdings) Limited)

DEED OF AMENDMENT AND RESTATEMENT

relating to

Master Hire Purchase Agreement

dated 14 February 2002

DWF

Centurion House

129 Deansgate

Manchester

M3 3AA

CONTENTS

1.	Definitions and Construction	1
2.	Consent to Amend	3
3.	Amendment and Restatment of HPA	3
4.	Schedules	3
5.	Purchase Agency and Sub-Hiring Addendum	4
6.	Confirmation of Guarantor	4
7.	Representations and Warranties	4
8.	Expenses	5
9.	Miscellaneous	5
10.	Governing Law and Jurisdiction	5
SIGNATURE PAGE		6
APPENDIX		7
Amended and Restated HPA		7

THIS DEED OF AMENDMENT AND RESTATEMENT is dated 26 September 2005 and made between:

(1)           CAPITAL BANK plc (Company No. 392902) of Capital House, Queens Park Road, Handbridge, Chester, CH88 3AN (“CAPITAL”);

(2)           VANGUARD RENTAL (UK) LIMITED (Company No. 1089057) whose registered office is at James House, 55 Welford Road, Leicester, LE2 7AR (the “Hirer”); and

(3)           VANGUARD RENTAL (HOLDINGS) LIMITED (Company No. 915008) whose registered office is at James House, 55 Welford Road, Leicester, LE2 7AR (the “Guarantor”).

BACKGROUND:

(A)          This Deed is supplemental to the master hire purchase agreement dated 14 February 2002 and made between CAPITAL and the Hirer, whereby CAPITAL agreed to provide by way of hire purchase certain vehicles on the terms specified therein.

(B)           Pursuant to the Original Guarantee, the Guarantor has guaranteed, inter alia, the obligations of the Hirer under the HPA.

(C)           The parties to this Deed wish to make certain amendments to and restate the HPA upon and subject to the terms of this Deed.

IT IS AGREED as follows:

1.            DEFINITIONS AND CONSTRUCTION

1.1           Definitions

In this Deed:

“Amended and Restated HPA”	means the HPA as amended and restated pursuant to this Deed and shall, where the context permits, include any Schedule or Hire Contract;

“Effective Date”	means the date of this Deed;

“Hire Contract”	shall have the meaning given to such term in the Amended and Restated HPA;

“HPA”	means the master hire purchase agreement dated 14 February 2002 and made between CAPITAL and the Hirer as such agreement has been amended and supplemented, from time to time;

“Original Guarantee”	means the guarantee dated 29 April 2002 and made by the Guarantor in favour of, inter alia, CAPITAL;

“Purchase Agency”	means the letter dated 14 February 2002 from CAPITAL to the Hirer authorising the Hirer to act

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as agent in connection with the purchase of vehicles the subject of Schedules;

“Reservations”	means:

(a)                                  the principle that equitable remedies may be granted or refused at the discretion of a Court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)                                 the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim; and

(c)                                  similar principles, rights and defences under any relevant laws of England and Wales;

“Schedule”	shall have the meaning given to such term in the HPA; and

“Sub-Hiring Addendum”	means the addendum to the HPA dated 14 February 2002 and made between CAPITAL and the Hirer in connection with the sub-lease of vehicles the subject of Schedules.

1.2           Construction

In this Deed:

(a)           any reference to:

(i)            an “Act” is a reference to an Act of Parliament of the United Kingdom of Great Britain and Northern Ireland;

(ii)           “this Deed” or any other agreement or instrument is a reference to this Deed or that other agreement or instrument as amended, restated, supplemented, waived or novated from time to time;

(iii)          a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(iv)          “CAPITAL”, the “Hirer” or the “Guarantor” shall, where the context permits, include such person’s successors and permitted assigns and any persons deriving title under such person;

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(v)           a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vi)          a provision of law is a reference to that provision as amended or re-enacted;

(vii)         a recital, clause or appendix is a reference to a recital of, a clause of or appendix to this Deed; and

(viii)        a time of day is a reference to London time;

(b)           words importing the plural include the singular (and vice versa);

(c)           the ejusdem generis rule shall not apply and accordingly the interpretation of general words shall not be restricted by being preceded by words including a particular class of acts, matters or things or by being followed by particular examples; and

(d)           section, clause and appendix headings are for ease of reference only.

2.             CONSENT TO AMEND

The Hirer, the Guarantor and CAPITAL hereby consent to the amendments to the HPA provided for in this Deed.

3.             AMENDMENT AND RESTATMENT OF HPA

With effect on and from the Effective Date, the HPA shall be amended and restated to read as set out in the Appendix to this Deed and the Hirer and CAPITAL agree to be bound by the Amended and Restated HPA.

4.             SCHEDULES

4.1           With effect from the Effective Date:

(a)           each Schedule shall be deemed to have been entered into pursuant to the Amended and Restated HPA; and

(b)           the lease of any vehicle the subject of a Schedule shall become subject to the terms and conditions of the Amended and Restated HPA.

4.2           Notwithstanding clause 4.1 and in relation to each Schedule:

(a)           references to “Hire Contract” in the Amended and Restated HPA shall be construed as references to such Schedule;

(b)           the term “Commencement Date” in the Amended and Restated HPA shall be construed as the date of execution of such Schedule;

(c)           the term “Hire Period” in the Amended and Restated HPA shall be construed as the period commencing on the date of execution of such Schedule and ending on the due date for payment of the final rental; and

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(d)           references to “Clause 7(e) (iv) of the Master Hire Purchase Agreement” shall refer to clause 8.4(b) (ii) of the Amended and Restated HPA.

5.             PURCHASE AGENCY AND SUB-HIRING ADDENDUM

With effect from the Effective Date:

(a)           each of the Purchase Agency and the Sub-Hiring Addendum shall be terminated and be of no further effect;

(b)           any order for any vehicle made by the Hirer on behalf of CAPITAL pursuant to the Purchase Agency shall be deemed to have been made by the Hirer on behalf of CAPITAL pursuant to and be subject to the terms and conditions of the Amended and Restated HPA;

(c)           each vehicle the subject of a Schedule shall be subject to, inter alia, the restrictions on sub-hiring contained in the Amended and Restated HPA.

6.             CONFIRMATION OF GUARANTOR

The Guarantor confirms that its obligations under the Original Guarantee shall remain in full force and effect in respect of the Hirer’s obligations under the Amended and Restated HPA and that the obligations under this Deed and the Amended and Restated HPA constitute obligations included within the Original Guarantee.

7.             REPRESENTATIONS AND WARRANTIES

Each of the parties to this Deed represents and warrants to the other parties that:

(a)           Corporate power: it has power to execute, deliver and perform its obligations under this Deed; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of this Deed and this Deed constitutes its valid and legally binding obligations enforceable in accordance with its terms subject to the Reservations;

(b)           No conflict with other obligations: its execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Deed by it will not (i) contravene any material existing applicable law, statute, rule or regulation or any judgment, decree or permit to which it is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any material agreement or other instrument to which it is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any material provision of its Memorandum and Articles of Association, or (iv) result in the creation or imposition of or oblige it to create any security interest over any of its undertaking, assets, rights or revenues; and

(c)           Consents obtained: every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by such party to authorise, or required by such party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Deed or the performance by it of its obligations under this Deed has been obtained or made and is in full force and effect and there has been no default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same.

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8.             EXPENSES

The Hirer shall pay any reasonable out-of-pocket fees, costs and expenses incurred by CAPITAL in connection with the negotiation, preparation and execution of this Deed.

9.             MISCELLANEOUS

9.1           Continuation of the HPA

Save as amended and restated by this Deed, the provisions of the HPA shall continue in full force and effect and the Amended and Restated HPA and this Deed shall be read and construed as one instrument.

9.2           Counterparts

This Deed may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

9.3           Contract (Rights of Third Parties) Act 1999

No person who is not a party to this Deed shall be entitled to enforce any term of this Deed pursuant to the Contracts (Rights of Third Parties) Act 1999.

10.          GOVERNING LAW AND JURISDICTION

10.1         This Deed is governed by English law.

10.2         The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed).

This Deed has been entered into on the date stated at the beginning of this Deed.

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SIGNATURE PAGE

EXECUTED as a deed	)
for and on behalf of	)
CAPITAL BANK plc	)	/s/ [ILLEGIBLE]
by affixing the Company Seal hereto	)	Authorised Signatory

In the presence of:

/s/ [ILLEGIBLE]
Secretary

EXECUTED as a deed	)
for and on behalf of	)	/s/ [ILLEGIBLE]
VANGUARD RENTAL	)	Director
(UK) LIMITED	)
by	)
and by	)	/s/ [ILLEGIBLE]
Director/Secretary

EXECUTED as a deed	)
for and on behalf of	)	/s/ [ILLEGIBLE]
VANGUARD RENTAL	)	Director
(HOLDINGS) LIMITED	)
by	)
and by	)	/s/ [ILLEGIBLE]
Director/Secretary

6

APPENDIX

Amended and Restated HPA

7

CONFORMED COPY

DATED 14 February 2002

as amended and restated on 26 September 2005

CAPITAL BANK plc

and

VANGUARD RENTAL (UK) LIMITED

(formerly ANC Rental Corporation (UK) Limited)

MASTER HIRE PURCHASE AGREEMENT

DWF

Centurion House

129 Deansgate

Manchester

M3 3AA

CONTENTS

1.	Definitions and Construction	1
2.	Purchase Agency	9
3.	Agreement to Hire	14
4.	Hire Period	14
5.	Hirer’s Payments	14
6.	The Vehicles	15
7.	Insurance	17
8.	Termination	19
9.	Delivery Up of the Vehicles	22
10.	Option to Purchase the Vehicles	22
11.	Disclaimer	22
12.	Hirer’s Warranties	23
13.	Notices	23
14.	Miscellaneous	24
15.	Data Protection	26
16.	Governing Law and Jurisdiction	26
SCHEDULE		27
Form of Hire Contract		27
SIGNATURE PAGE		28

THIS MASTER HIRE PURCHASE AGREEMENT is dated 14 February 2002, has been amended and restated on 26 September 2005, is numbered 0881051 and made between:

(1)           CAPITAL BANK plc (Company No. 392092) of Capital House, Queens Park Road, Handbridge, Chester CH88 3AN (VAT Registration No: 270 1467 76) (the “Owner”); and

(2)           VANGUARD RENTAL (UK) LIMITED (Company No. 1089057) whose registered office is at James House, 55 Welford Road, Leicester, LE2 7AR (the “Hirer”).

BACKGROUND:

(A)          The Owner and the Hirer have agreed to enter into this agreement in order to set out the terms under which the Owner may from time to time hire to the Hirer with the option to purchase certain vehicles, which hiring shall be evidenced by the execution and delivery by each of the Owner and the Hirer of Hire Contracts.

(B)           The Owner has agreed to appoint the Hirer its agent for the purpose of acquiring Vehicles to be hired by the Owner to the Hirer under the Hire Contracts.

IT IS AGREED as follows:

1.             DEFINITIONS AND CONSTRUCTION

1.1           Definitions

In this Master Agreement and in any applicable Hire Contract:

“Affiliate”	means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Break Costs”

means, in relation to any Vehicle, any Loss (other than any loss of profit) suffered, incurred or paid by the Owner or by HBOS Treasury Services plc on behalf of the Owner in liquidating, cancelling or reallocating any loan, deposit or other funding obtained by the Owner (or by HBOS Treasury Services plc on behalf of the Owner) to fund the Owner’s acquisition of such Vehicle and its investment in such Vehicle from time to time;

“Business Day”	means a day upon which banks are open for the transaction of normal banking business in the City of London (other than a Saturday or Sunday);

“Cerberus”	means Cerberus Capital Management, L.P.;

“Change of Control”	means any Hirer Change of Control or any Guarantor Change of Control;

“Commencement Date”	means, in relation to any Hire Period, the date so specified in the applicable Hire Contract;

“Event of Default”	means any event or circumstance specified as such in clause 8;

“Fund”

means any fund, trust or person the assets of which are managed professionally for investment purposes on behalf of investors, shareholders, unit holders, partners, members or other participants (howsoever organised or described);

“Guarantor”	means Vanguard Rental (Holdings) Limited (company number 915008);

“Guarantor Change of	means:
Control”

(a)   Cerberus or any Permitted Holder ceases to control directly or indirectly the Guarantor, or

(b)   any person or group of persons acting in concert gains direct or indirect control of the Guarantor.

For the purposes of paragraph (a) (but only prior to an Initial Public Offering) and paragraph (b) of this definition, “control” of the Guarantor means:

(i)    the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(1)   cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the Guarantor; or

(2)   appoint or remove all, or the majority, of the directors or other equivalent officers of the Guarantor; or

(3)   give directions with respect to the operating and financial policies of the Guarantor with which the directors or other equivalent officers of the Guarantor are obliged to comply; and/or

(ii)   the holding beneficially of more than 50% of the issued share capital of the Guarantor (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

For the purposes of paragraph (a) of this definition following an Initial Public Offering, “control” of the Guarantor means:

(i)    the power (whether by way of ownership of shares, proxy, contract, agency or otherwise to:

(1)   cast, or control the casting of more than 29.9% of the maximum number of votes that might be cast at ageneral meeting of the Guarantor; or

(2)   appoint or remove all, or the majority, of the directors or other equivalent officers of the Guarantor; or

(3)   give directions with respect to the operating and financial policies of the Guarantor with which the directors or other equivalent officers of the Guarantor are obliged to comply; and/or

(ii)   the holding beneficially of more than 29.9% of the issued share capital of the Guarantor (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

For the purposes of paragraphs (a) and (b) of this definition, “acting in concert” means a group of persons who, pursuant to an agreement or understanding

(whether formal or informal), actively co-operate, through the acquisition of shares in the Guarantor by any of them, either directly or Indirectly, to obtain or consolidate control of the Guarantor;

“Hire Contract”

means, in relation to any Vehicle, the agreement by the Owner to sell and by the Hirer to purchase such Vehicle and identified by number in relation to such Vehicle, such agreement to be substantially in the form set out in the schedule;

“Hire Period”	means, in relation to any Hire Contract and subject to the provisions for earlier termination contained in this Master Agreement, the period so specified in such Hire Contract;

“Hirer Group Company”	means any of the following:

(i) the Guarantor; (ii) any Subsidiary for the time being of the Guarantor; or (iii) any Subsidiary for the time being of the Hirer;

“Hirer Change of Control”

means the Hirer ceases to be a wholly owned subsidiary (as such term is defined in Section 736 of the Companies Act 1985) of the Guarantor or the Guarantor ceases to control directly or indirectly to the Hirer.

For the purposes of this definition, “control” of the Hirer means:

(i)    the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(1)   cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of Vanguard; or

(2)   appoint or remove all, or the majority, of the directors or other equivalent officers of the Hirer; or

(3) give directions with respect to the operating and financial policies of the Hirer with which the directors or other equivalent officers of the Hirer (as applicable) are obliged to comply; and/or

(ii)   the holding beneficially of more than 50% of the issued share capital of the Hirer (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

“Holding Company”	means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

“Initial Public Offering”

means the listing of any shares of the Guarantor or any Holding Company of the Guarantor on any recognised stock exchange for listed securities whether effected by way of an offer for sale, a new issue of shares, an introduction, a placing or otherwise;

“Letter of Offer”

means the letter of offer dated 3 December 2004 relating to operating lease, hire purchase and guarantee facilities and made between the Owner (on behalf of itself and certain of its Subsidiaries) and the Hirer;

“Loss”

means any loss, demand, liability, obligation, claim, action, proceeding, penalty, fine, damage, adverse judgement, order or other sanction, reasonable fee and reasonable out-of-pocket cost and expense (including any reasonable fee and reasonable out-of-pocket cost and expense of any legal counsel);

“Material Adverse Effect”

means, in respect of determining the occurrence (or not) of any of the events or circumstances described in paragraphs (l) and (m) of clause 8.1, any effect which, in the reasonable opinion of the Owner is likely to:

(a) adversely affect the ability of the Hirer, to comply with its obligations under this Master Agreement or any Hire Contract; or

(b) result in this Master Agreement, or any Hire Contract, not being legal, valid and binding on, and enforceable substantially in accordance with its terms against any party to that document;

“MOLA”	means the master operating lease agreement dated 14 February 2002, numbered 0881050 and made between inter alios, the Owner and the Hirer (as amended and restated);

“Net Proceeds of Sale”

means the sale price, less any commission or other expenses reasonably paid or incurred by the Owner in respect of the sale of any Vehicle (and, if applicable, its repossession) and, less the cost (if any) of putting such Vehicle into good order and repair for the purposes of such sale;

“Option Fee”	means, in relation to any Vehicle, the amount so specified in the relevant Hire Contract;

“Permitted Holder”	means:

(a) any Affiliate of Cerberus or Stephen A. Feinberg; (b) any Fund managed by Cerberus or Stephen A. Feinberg;

“Premises”	means any location from which the Hirer carries on its normal business or where the Vehicles are used, kept or stored;

“Rental”

means, in relation to any Vehicle or any Hire Contract (as applicable), the sums payable by the Hirer to the Owner in respect of the hire of such Vehicle or the Vehicles the subject of such Hire Contract (as applicable) as specified in the applicable Hire Contract;

“Security Interest”

means any mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement having similar effect, provided that such security interest is not a repairer’s or contractor’s lien arising by operation of law;

“Self Drive Hire Rental Master Agreement”	means the self drive hire rental master agreement dated 27 March 1998 and made between, inter alios, the Owner and the Hirer (as amended on 4 September 1998 and as further amended and restated);

“Subsidiary”

means, in respect of any company, person or entity, any company, person or entity directly or indirectly controlled by such company, person or entity (including any Subsidiary acquired after the date of this Letter of Offer) and “Subsidiaries” shall mean all or any of them, as appropriate;

“Supplier”	means, in relation to any Vehicle, the manufacturer and/or the supplier of or the dealer in such Vehicle;

“Termination Fee”	means the amount so specified in the relevant Hire Contract;

“Termination Sum”	means, in relation to any Vehicle the amount calculated in accordance with clause 8.4;

“Total Loss”

means, in relation to any Vehicle, the condition of such Vehicle where it is or has been irreparably damaged, destroyed or lost from whatever cause or if the cost of repairing such Vehicle would exceed the cost of replacing it or if the cost of recovery of such Vehicle is uneconomic;

“VAT”	means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature; and

“Vehicles”

means each vehicle listed in an applicable Hire Contract (and, where the context permits, the individual items or property referred to therein) and shall include any replacements renewals and component parts thereof and accessories and additions thereto.

1.2           Construction

In this Master Agreement:

(a)           any reference to:

(i)            “assets” includes present and future properties, revenues and rights of every description;

(ii)           an “Act” is a reference to an Act of Parliament of the United Kingdom of Great Britain and Northern Ireland;

(iii)          “£” and “Sterling” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland;

(iv)          this Master Agreement, any Hire Contract or any other agreement or instrument is a reference to this Master Agreement, that Hire Contract or that other agreement or instrument as amended, varied, modified, supplemented, replaced or novated;

(v)           “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)          a “person” Includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vii)         the “Owner” or the “Hirer” shall, where the context permits, include such person’s successors and permitted assigns and any persons deriving title under such person;

(viii)        a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)           a provision of law is a reference to that provision as amended or re-enacted;

(x)            a time of day is a reference to London time;

(xi)           an Event of Default which is “continuing” is a reference to an Event of Default which has not been waived; and

(xii)          a clause or Schedule is to a clause of or Schedule to this Master Agreement or applicable Hire Contract (as the case may be);

(b)           words importing the plural include the singular (and vice versa);

(c)           the ejusdem generis rule shall not apply and accordingly the interpretation of general words shall not be restricted by being preceded by words including a particular class of acts, matters or things or by being followed by particular examples; and

(d)           section, clause and schedule headings are for ease of reference only.

2.             PURCHASE AGENCY

2.1           Definitions

For the purposes of this clause 2:

“Hirer’s Bank Account”	means the account in the name of the Hirer as may be notified by the Hirer to the Owner in writing and agreed by the Owner for this purpose;

“Interest Rate”	means, at any relevant time, the percentage rate per annum equal to the aggregate of 3% and the Bank of Scotland Base Rate at such time;

“Limit”	means the total aggregate cost of Vehicles which the Hirer may acquire as agent of the Owner as set out in the Letter of Offer or as may be otherwise agreed in writing;

“Price”	means, in relation to any Relevant Vehicle, the purchase price of such Relevant Vehicle paid or to be paid by the Hirer to the Supplier (inclusive of VAT if any);

“Reimbursement Invoice”	means, in relation to any Relevant Vehicle, an invoice from the Hirer addressed to the Owner in respect of such Relevant Vehicle; and

“Relevant Vehicles”	means each vehicle acquired or to be acquired by the Hirer as agent under the terms of this clause 2.

2.2           Authority of Agent

(a)           The Owner hereby appoints the Hirer as its agent (and the Hirer accepts such appointment) for the purposes of acquiring Relevant Vehicles on and subject to the terms of this clause 2.

(b)           All orders for Relevant Vehicles will be placed by the Hirer with the Supplier as agent on behalf of the Owner. Any negotiations that shall take place between the Hirer or any third party acting on the Hirer’s behalf and the Supplier in relation to the supply of Relevant Vehicles shall be undertaken by the Hirer as agent on behalf of the Owner for the express purpose of the Owner becoming the owner of the Relevant Vehicles.

(c)           The Hirer shall not

(i)            enter into any agreement with a Supplier for the acquisition of Relevant Vehicles as agent for the Owner prior to the date of this Master Agreement;

(ii)           place any firm order or purport to bind the Owner to any contract for the acquisition of any Relevant Vehicle if, as a consequence thereof, on entering into a Hire Contract in respect of any such Relevant Vehicle, the aggregate of the amount then outstanding to the Owner under all Hire Contracts would exceed the Limit;

(iii)          exercise its authority under this Master Agreement to purchase any Relevant Vehicle from itself or from any Hirer Group Company;

(iv)          purchase any Relevant Vehicle under this Master Agreement which has been used for the purpose of a trade carried out by the Hirer or any Hirer Group Company; or

(v)           exercise its authority under this Master Agreement to purchase any Relevant Vehicle for so long as any Event of Default has occurred and is continuing.

(d)           The Hirer shall ensure that all Relevant Vehicles shall be purchased under this Master Agreement with clear title, free from any Security Interest and with the benefit of all Supplier’s warranties and guarantees.

(e)           The Hirer shall not claim or be entitled to any remuneration or reimbursement for acting as agent under this Master Agreement except as expressly set out in this clause 2.

2.3           Passing of Title and Risk

(a)           The Hirer shall procure that good title to each Relevant Vehicle shall, on payment of the Price (i), pass from the Supplier to the Owner free from any Security Interest and (ii) at the request of the Owner, execute any and all documentation and do and perform all further acts and things that may be necessary or desirable to ensure title to each Relevant Vehicle is vested in the Owner as principal.

(b)           Risk of loss of or damage in each Relevant Vehicle (other than those Relevant Vehicles in the possession of the Owner) shall at all times remain with the Hirer following the passing of risk from the Supplier. As from the date of delivery of any Relevant Vehicle to the Hirer such Relevant Vehicle shall be regarded as having been on hire to the Hirer notwithstanding that a Hire Contract may not have been signed by the Hirer in respect of that Relevant Vehicle. All the provisions of the Hire Contract with regard to repair, maintenance and insurance of the Relevant Vehicles and the rights and obligations of the parties on the occurrence of loss or of damage occurring to the Relevant Vehicles shall apply in respect of each such Relevant Vehicle with effect from the date of delivery.

2.4           Delivery

(a)           The Hirer shall accept delivery from the Supplier of all Relevant Vehicles purchased under this Master Agreement on behalf of the Owner. Such delivery shall be deemed to constitute delivery of each such Relevant Vehicle by the Owner to the Hirer for the purposes of the Hire Contract.

(b)           The Hirer shall be deemed to have accepted the Relevant Vehicles as being in good condition and satisfactory for all purposes unless it shall notify the Owner to the contrary within seven days of delivery and in any event prior to signing and dating a Hire Contract in respect of such Relevant Vehicle.

(c)           If the Hirer does not accept delivery of a Relevant Vehicle or if such Relevant Vehicle is not satisfactory for the Hirer’s purpose:

(i)            the Hirer shall not be bound to enter into a Hire Contract in respect of such Relevant Vehicle as required by paragraph (a) of clause 2.6;

(ii)           the Hirer shall be deemed, as between the Hirer and the Owner, to have purchased such Relevant Vehicle as principal;

(iii)          the Owner shall be released from any obligation to reimburse to the Hirer the Price, and if the Owner has already paid to a Supplier or to the Hirer the Price the Hirer shall forthwith repay such amount to the Owner together with interest at the Interest Rate from the date of payment of such amount by the Owner to the date on which it is repaid to the Owner;

(iv)          the Owner shall assign to the Hirer, at the Hirer’s cost, all the Owner’s rights title and interest in and to such Relevant Vehicle (if any) and its rights against the Supplier free from any Security Interest created by the Owner;

(v)           the Hirer shall indemnify the Owner and keep the Owner indemnified against all and any Loss suffered, incurred or paid by the Owner by reason of the Hirer having acquired such Relevant Vehicle as agent of the Owner save to the extent that such Loss (or part thereof) is caused or contributed to by the Owner’s own negligence or without default; and

(vi)          the Owner shall repay to the Hirer any Rental actually paid by the Hirer in respect of any such Relevant Vehicle together with interest at the Interest Rate from the date of receipt of such Rental by the Owner to the date on which it is repaid to the Hirer.

(d)           The Hirer shall, whether or not it accepts a Relevant Vehicle as satisfactory pay all the costs of preparation, signage, livery and delivery of a Relevant Vehicle and shall indemnify the Owner and keep the Owner indemnified against all such costs.

2.5           Payment of the Price and Reimbursement

(a)           In relation to any Relevant Vehicle, the Hirer shall, or shall procure that a third party acting as sub-agent for the Hirer shall, on behalf of the Owner, pay the Price to the Supplier not later than the date on which such Price is due to the Supplier in accordance with the Supplier’s terms of business.

(b)           Following payment by or on behalf of the Hirer in accordance with paragraph (a) of this clause 2.5, the Hirer shall at intervals to be agreed from time to time with the Owner, but no later than the end of the Hirer’s VAT period, provide to the Owner the Reimbursement Invoice in respect of all Relevant Vehicles acquired by the Hirer as agent of the Owner since the date of the previous Reimbursement Invoice or, in the case of the first Reimbursement Invoice, (and within 7 days of any request by the Owner, a copy of any Supplier’s invoice addressed to the Hirer in respect of a Relevant Vehicle the subject of such Reimbursement Invoice). The Owner shall pay to the Hirer the amount shown in the Reimbursement Invoice in cleared funds not later than the third Business Day following the date on which such invoice is received. All payments under this Master Agreement shall be made to the Hirer’s Bank Account.

(c)           The Hirer may, with the prior written consent of the Owner, in lieu of submitting a Reimbursement Invoice in accordance with paragraph (b) of this clause 2.5, arrange for the Supplier to submit the Supplier’s invoice for Relevant Vehicles direct to the Owner. The Owner is hereby authorised and directed by the Hirer to pay the amount of such Supplier’s invoice direct to the Supplier in accordance with the terms of payment agreed between the Hirer and the Supplier.

(d)           The Hirer may, with the prior written consent of the Owner, arrange for a third party to act as its sub-agent for the purposes of acquiring Relevant Vehicles under the terms of this clause 2. In that event the Hirer may arrange for such third party to submit the Reimbursement Invoice to the Owner and the terms of paragraph (b) of this clause 2.5 shall apply to the payment of such Reimbursement Invoice as if references in paragraph (b) of this clause 2.5 to “the Hirer” were references to such third party. The Hirer shall indemnify the Owner and keep the Owner indemnified against any Loss suffered, incurred or paid by the Owner by reason of the acts or omission of such third party.

(e)           The Owner shall be entitled to deduct from any payment to the Hirer under paragraph (b) of this clause 2.5 or the third party under paragraph (d) of this clause 2.5 any sum then due from the Hirer (or a third party if applicable) to the Owner under the Hire Contract or any other Hire Contract between the Owner and the Hirer.

2.6           Entering into of Hire Contracts

(a)           The Hirer shall, on or before the date of payment by the Owner of the Price in accordance with paragraph(s) (b), (c) and (d) of clause 2.5 enter into a Hire Contract with the Owner in respect of the Relevant Vehicles.

(b)           If for any reason (including failure to agree on any term of the Hire Contract or the Rental) the Hirer does not enter into a Hire Contract in respect of any Relevant Vehicle:

(i)            the Hirer shall be deemed, as between the Hirer and the Owner, to have purchased such Relevant Vehicles as principal;

(ii)           the Owner shall be released from any obligation to reimburse the Price to the Hirer, the Supplier or any third party and, if the Owner has already paid the Price to any such person, the Hirer shall forthwith repay such amount to the Owner together with interest at the Interest Rate from the date of payment of such amount to the date on which it is repaid to the Owner;

(iii)          the Owner shall assign to the Hirer, at the Hirer’s cost, all the Owner’s rights title and interest in and to any such Relevant Vehicle (if any) and its rights against the Supplier;

(iv)          the Hirer shall indemnify the Owner and keep the Owner indemnified against any Loss suffered, incurred or paid by the Owner by reason of the Hirer having acquired such Relevant Vehicle as agent of the Owner, save to the extent that, in either case, such Loss (or part thereof) is caused or contributed to by the Owner’s own negligence or wilful default; and

(v)           the Owner shall repay to the Hirer any Rental actually paid by the Hirer to the Owner in respect of any such Relevant Vehicle together with interest at the Interest Rate from the date of receipt of such Rental by the Owner to the date on which it is repaid to the Hirer.

2.7           Warranties

The Hirer gives the following warranties to the Owner at the time of each Reimbursement Invoice and in relation to the Relevant Vehicle which are the subject of each Reimbursement Invoice:

(a)           that the price at which the Hirer shall obtain each Relevant Vehicle and which shall be shown on the Reimbursement Invoice shall be net of all Supplier discounts reasonably obtainable; and

(b)           that the information shown in the [Supplier’s invoice and the] Reimbursement Invoice is in all material respects true and correct; and

(c)           that on the payment by the Owner to the Hirer of each Reimbursement Invoice the Owner shall obtain good title in respect of each Relevant Vehicle shown thereon free from any Security Interest; and

(d)           that the Hirer is registered for VAT in the United Kingdom.

3.             AGREEMENT TO HIRE

3.1           Agreement to Hire

The Owner shall hire to the Hirer with the option to purchase as provided in clause 10 the Vehicles upon the terms and conditions of this Master Agreement and the applicable Hire Contract provided that in the event of any conflict between this Master Agreement and any provision contained in any Hire Contract, the latter shall prevail. Each Hire Contract shall come into effect upon the execution and delivery of such Hire Contract by or on behalf of each of the Owner and the Hirer.

3.2           Quiet Enjoyment

Subject to compliance by the Hirer with all of its obligations under this Master Agreement and each Hire Contract, the Owner warrants to the Hirer that the Hirer may peaceably hold and retain the Vehicles throughout the Hire Period without interference from the Owner or any persons claiming title through the Owner.

4.             HIRE PERIOD

The Owner shall hire and the Hirer shall take on hire each Vehicle, subject to the terms of this Master Agreement, the relevant Hire Contract and the Letter of Offer, commencing on the Commencement Date and, subject to the provisions for earlier termination as provided In clause 8, for the duration of the Hire Period.

5.             HIRER’S PAYMENTS

5.1           The Hirer shall pay to the Owner in cleared funds to such account as the Owner may in writing specify without prior demand and without any right of set-off or to make any deductions or withholdings in respect of tax or in respect of any period during which the Vehicles are unserviceable:

(a)           on the Commencement Date, any initial Rental specified in the Hire Contract; and

(b)           on the due dates for payment, the balance of Rentals specified under the Hire Contract.

5.2           If any deduction or withholding is required in respect of any Rental or other sum payable by the Hirer to the Owner under this Master Agreement or any Hire Contract, the Hirer shall increase such Rental or other sum so that the net amount received by the Owner after the deduction or withholding shall be equal to the amount which the Owner would have been entitled to receive In the absence of any requirement to make such deduction or withholding. The Hirer shall provide to the Owner such evidence as the Owner may reasonably require of any such deduction or withholding and, if the Owner subsequently receives and retains the benefit of any tax credit in respect thereof, the Owner will, as soon as reasonably practical, pay to the Hirer the net after tax value thereof In the hands of the Owner provided that nothing in this clause 5.2 shall require the Owner to order its tax affairs in any particular manner or to require the Owner to disclose to the Hirer any information regarding the Owner’s liability to taxation (if any) or the calculation thereof. If the Owner is subsequently unable to retain the benefit of any such tax credit, the Hirer shall repay any such amount to the Owner on demand.

5.3           Without prejudice to the rights of the Owner and subject to the statutory rights (if any) of the Hirer, the Hirer shall pay to the Owner on demand in accordance with the current practice of the Owner from time to time:

(a)           any Loss suffered, incurred or paid by the Owner (both before and after any judgement) as a result of any breach of this Master Agreement or any Hire Contract by the Hirer and/or in enforcing any of the terms of this Master Agreement or any Hire Contract; and

(b)           all reasonable out-of-pocket costs and expenses incurred by the Owner in agreeing to vary any term of this Master Agreement or any Hire Contract at the request of the Hirer and/or in producing at the request of the Hirer any information whatsoever in connection with this Master Agreement or any Hire Contract.

5.4           Without prejudice to the rights of the Owner, the Hirer shall pay to the Owner default interest charges on any sum payable by the Hirer to the Owner under this Master Agreement or any Hire Contract and not received in cleared funds by the Owner on the due date for such payment at the annual rate of 3% per annum plus Bank of Scotland Base Rate for the time being in force calculated on a dally basis and compounded on a quarterly basis from the due date for payment until payment is received by the Owner in cleared funds.

5.5           The Owner may appropriate any sum received from the Hirer under the Hire Contract to any part of the sums due by the Hirer under the Hire Contract for the time being, notwithstanding any contrary appropriation by the Hirer. Payments sent to the Owner by post shall be at the Hirer’s risk.

5.6           In addition to any sum payable by the Hirer to the Owner under any Hire Contract, the Hirer shall also pay to the Owner any VAT applicable thereto.

5.7           The provisions of paragraphs 5.3, 5.4, 5.5 and 5.6 of this clause shall remain in force notwithstanding any termination of the Hire Contract howsoever arising.

5.8           The Hirer agrees that its right to receive 14 days’ prior notice from the Owner of any amendment to be made to a variable direct debit mandate within the terms of Chapter 8 of the Originators’ Guide and Rules to the Direct Debiting Scheme (3rd Edition) dated July 1986 is waived and the Hirer agrees to accept three Business Days’ notice from the Owner of any such variation within the terms of the said Direct Debiting Scheme or any amendment thereto.

6.             THE VEHICLES

6.1           Unless and until the Hirer exercises the option to purchase the Vehicles as provided in clause 10, the Vehicles shall remain the property of the Owner and the Hirer shall not represent or hold itself out as, or do or suffer anything whereby it may be reputed to be, the owner of the Vehicles.

6.2           No material alteration or material addition to the Vehicles shall be made by the Hirer without its having obtained the prior written consent of the Owner.

Title to any replacements of and accessories and additions made to the Vehicles shall immediately vest in the Owner on the occurrence of an Event of Default.

6.3           The Hirer shall keep the Vehicles or shall procure that the Vehicles are kept, properly protected, in good order, repair and working condition and shall ensure that they are used only by suitably trained and/or licensed persons and in accordance with the general practice in the vehicle rental market. The Hirer shall not use or allow the Vehicles to be used for racing or any other form of competition. At the written request of the Owner, the Hirer shall at all reasonable times during normal business hours allow the Owner, its servants or agents to inspect the Vehicles.

6.4           The Hirer shall throughout the Hire Period promptly pay or cause to be so paid all licence fees, duties and registration fees whatsoever from time to time payable in respect of the use and/or operation of the Vehicles.

6.5           The Hirer shall not knowingly remove or permit the removal of the Vehicles out of the United Kingdom for a period in excess of 28 consecutive days without the Owner’s prior written consent and then only in accordance with the conditions of such consent and shall ensure that any Vehicle whilst it is outside the United Kingdom, whether pursuant to this clause 6.5 or otherwise, shall have the benefit of comprehensive vehicle recovery insurance.

6.6           Subject to clause 7.7, the Hirer shall not and shall not attempt to sell, or otherwise dispose of the Vehicles nor allow any repairer of the Vehicles to obtain a lien on the Vehicles other than a lien arising by operation of law which the Hirer shall ensure is promptly discharged.

6.7           The Hirer shall not sub-hire the Vehicles except in the normal course of business where its principal business is the hiring of Vehicles.

6.8           The Hirer shall not knowingly remove or alter any name, identification mark, vehicle identification, chassis or engine number, registration number or any other mark on the Vehicles.

6.9           As far as it is reasonably practicable, the Hirer shall take all steps to ensure that the provisions of all legislation relating to health and safety at work are observed in relation to the Vehicles.

6.10         If any maintenance arrangements are entered into between the Hirer and any maintenance contractor, whether expressly at the request of the Owner or otherwise, the Hirer shall pay to such maintenance contractor any and every sum payable by the Hirer thereunder and shall observe and perform all the conditions and stipulations therein contained, but nothing in this paragraph shall absolve the Hirer from any of its obligations under the Hire Contract in relation to the Vehicles. No failure on the part of any maintenance contractor to perform any of its responsibilities under a maintenance agreement shall be a defence to a claim by the Owner for Rentals or any other monies payable by the Hirer or for the performance by the Hirer of any of its other obligations under this Master Agreement or give the Hirer any claim whatsoever against the Owner.

6.11         The Hirer shall, throughout the Hire Period, maintain and retain for each Vehicle a full service and maintenance history.

6.12         The Hirer shall keep the Vehicles free from any legal process or Security Interest whatsoever and shall not allow the Vehicles to be seized in any distress or sequestration for rent or otherwise or any execution or diligence or by a receiver appointed in connection with any Security Interest relating to the Premises.

6.13         The Hirer shall indemnify the Owner for all loss of or damage to the Vehicles and against all and any liability for personal injury or damage arising in connection with the Vehicles (including economic loss) other than damages for death or personal injury arising out of the negligence or wilful default of the Owner or its servants or agents.

6.14         The Hirer shall pay all and any costs in connection with the preparation, transportation and delivery of the Vehicles to the Premises.

6.15         The Hirer’s acceptance of delivery of the Vehicles shall be conclusive that the Hirer has inspected and approved the Vehicles and found them to be complete and in good order and condition and in every way satisfactory to the Hirer and the Hirer acknowledges that the Owner shall purchase the Vehicles and enter into this Master Agreement and each Hire Contract in reliance upon the Hirer’s inspection and approval. The Owner does not make, give or enter into this Master Agreement or any Hire Contract subject to any express representation, warranty or condition in respect of the Vehicles and any warranty or condition which may be implied by law is hereby expressly excluded to the extent permitted by law.

6.16         Provided that the Hirer is not in breach of the Hirer’s obligations under this Master Agreement or any Hire Contract and so far as it is reasonably practical, the Owner shall, upon request by the Hirer, assign or otherwise transfer to the Hirer the benefit of any warranty or condition given by the Supplier of the Vehicles to the Owner which is capable of assignment or transfer. Nothing in this paragraph 6.16 shall affect the statutory rights, if any, of the Hirer.

6.17         The Hirer shall be entitled to permit the use of the Vehicles by a Hirer Group Company incorporated in the United Kingdom. No such use shall be construed as a sub-hire of the Vehicles to the Hirer Group Company and the Hirer shall remain fully responsible to the Owner for the performance of all the covenants and obligations on the part of the Hirer to be performed under this Agreement and all Hire Contracts.

6.18         The Owner may register the Vehicles with a hire purchase or credit sale register. The Hirer may request the Owner to release such registration to enable sale of the Vehicles and if so requested, the Owner undertakes to release such registration subject to no Event of Default having occurred and being continuing.

7.             INSURANCE

7.1           As between the Owner and the Hirer, risk in relation to the Vehicles shall at all times remain with the Hirer.

7.2           The Hirer shall (other than in respect of the owner’s own negligence or wilful default) indemnify and hold the Owner, its servants and agents harmless from and against any Loss suffered, paid or incurred by the Owner in connection with the Vehicles or in connection with the ownership, possession, use or transportation of the Vehicles (including any health and safety law or regulation relating to the foregoing).

7.3           The Hirer shall:

(a)           fully and effectively indemnify the Owner or procure that the Owner is fully and effectively indemnified from and against any loss or damage occurring to the Vehicle howsoever caused and against all liability to third parties arising out of the use or operation of the Vehicle other than damages for death or personal injury caused, in each case, by the negligence or wilful default of the Owner;

(b)           unless the Relevant Vehicles are in the Owner’s possession, effect or procure the effect of such insurance as may from time to time be required by law to cover liability in respect of the death of or bodily injury to persons arising out of the use of the Vehicle and shall also effect or procure the effect of insurance to cover liability in respect of damage to property arising out of such use;

(c)           not to knowingly do or permit anything to be done which may make such insurance as required under paragraph (b) of this clause 7.3 void or unenforceable, nor knowingly use or permit the use of the Vehicle for any purpose not permitted by such insurance;

(d)           promptly upon the reasonable written request of the Owner, produce any insurance policy and or evidence that such insurance as required under paragraph (b) of this clause 7.3 is currently in force; and

(e)           not use or permit the use of any Vehicle whilst uninsured as required by law.

7.4           The Hirer will notify the Owner on not less than a monthly basis with respect to any Vehicle being lost or sustaining serious damage and if for any reason whatsoever any such Vehicle shall not be fully covered by insurance or such insurance is for any reason inoperative the Hirer shall indemnify the Owner for all loss of or damage to such Vehicle and against all liability for personal injury or damage arising in connection with such Vehicle except for personal injury or death caused by the negligence or wilful default of the Owner.

7.5           In the event of a Total Loss of any Vehicle, the hiring of that Vehicle shall terminate without prior notice to the Hirer and the Hirer shall pay to the Owner, on the next Rental due date following notification of such Total Loss, a Termination Sum in respect of that Vehicle calculation of which shall reflect any proceeds of insurance already received thereon by the Owner. Any such Termination Sum not received on its due date shall attract interest at the rate specified in clause 5.4 from the due date until the date of receipt by the Owner. Following receipt of all sums due from the Hirer under this clause 7.5 in respect of each Vehicle which becomes a Total Loss, the Owner shall adjust any remaining Rentals under the relevant Hire Contract to reflect the receipt of such Termination Sum.

7.6           Notwithstanding the provisions of clause 7.5 the Hirer shall continue to pay the Rentals in respect of any Vehicle which is a Total Loss until the Owner has received all monies payable by way of the Termination Sum as referred to in clause 7.5.

7.7           The Owner hereby appoints the Hirer as its agent to negotiate claims with insurers and to receive and give receipts for any insurance monies paid by an insurer in respect of a Vehicle which is a Total Loss.

8.             TERMINATION

8.1           Each of the following events or circumstances set out in the following paragraph (a) to (n) inclusive is an Event of Default:

(a)           any sum due under this Master Agreement, any Hire Contract or the Letter of Offer shall not have been paid to the applicable Owner on its due date, other than as a result of the failure of the appropriate payment transmission system; provided that such payment is made to the Owner within 2 Business Days of the due date therefor;

(b)           any material written information given (and upon which the Owner has relied) or any representation or warranty made or repeated by or on behalf of the Hirer under this Master Agreement, any Hire Contract or the Letter of Offer (whether before or after the date of this Master Agreement or the applicable Hire Contract) is incorrect, inaccurate, incomplete or misleading in any material respect and, if the relevant circumstances are capable of remedy, those circumstances are not remedied within 10 Business Days after written notice thereof has been given by the Owner to the Hirer calling for its remedy;

(c)           the Hirer fails to comply with any covenant, undertaking or obligation given or owed by it under this Master Agreement, any Hire Contract or the Letter of Offer and such failure to comply is not remedied to the reasonable satisfaction of the Owner within 14 days after the first to occur of (1) the Hirer being aware of the failure or (2) written notice by the Owner calling for its remedy (if it is capable of being remedied);

(d)           the Hirer or the Guarantor ceases or threatens to cease to carry on its business or a significant part of it (except as part of a solvent reconstruction approved by the Owner) or suspends or threatens to suspend payment of its debts or is unable or is deemed to be unable to pay its debts within the meaning of Section 123 (1) of the Insolvency Act 1986;

(e)           a proposal is made or a nominee or supervisor is appointed for the Hirer or the Guarantor for a composition in satisfaction of its debt or for a scheme of arrangement of its affairs or other arrangement or any proceedings for the benefit of its creditors are commenced under any law, regulation or procedure relating to the reconstruction or readjustment of debt;

(f)            any step is taken (including, without limitation, the making of an application or the giving of any notice) by the Hirer, the Guarantor or by any other person to appoint an administrator in respect of the Hirer or the Guarantor, other than any petition for an administration order which is presented by an unsecured creditor of the Hirer or the Guarantor and which is frivolous or vexatious where the petition is being contested in good faith and is dismissed, discharged or stayed within 10 days of commencement or (if earlier) the date on which it is advertised;

(g)           any steps are taken (including, without limitation, the making of an application or the giving of any notice) by the Hirer or the Guarantor (without the prior written consent of the Owner) or any other person to wind up or dissolve the Hirer or the Guarantor or to appoint a liquidator, trustee, receiver, administrative receiver or similar officer to the Hirer or the Guarantor or any part of its undertaking or assets, other than any winding-up petition which is frivolous or vexatious where the petition is being contested in good faith and is dismissed, discharged or stayed within 10 days of commencement or (if earlier) the date on which it is advertised;

(h)           any attachment, distress, diligence, arrestment, execution or other legal process (not being reasonably considered in good faith by the Owner to be defensible or vexatious) is levied, enforced or sued against the Hirer or the Guarantor or its assets or any person validly takes possession of the property or assets of the Hirer or the Guarantor;

(i)            any event occurs or proceedings are taken in respect of the Hirer or the Guarantor in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in paragraphs (d) to (h) (inclusive) above;

(j)            this Master Agreement or any Hire Contract ceases to be legal or effective (or the Hirer so alleges) or any consent required to enable the Hirer to perform its obligations under this Master Agreement or any Hire Contract ceases to have effect;

(k)           a Change of Control occurs without the prior written consent of the Owner;

(l)            any licence, authority, permit, consent, agreement or contract which is material to the business from time to time of the Hirer is terminated, withheld or modified which could reasonably be expected to have a Material Adverse Effect in respect of the terms of this Master Agreement or any Hire Contract;

(m)          any other circumstance or event occurs or arises in respect of the Hirer which has or which would reasonably be expected to have a Material Adverse Effect in respect of the terms of this Master Agreement or any Hire Contract; or

(n)           the occurrence of an “Event of Default” as that term is defined in each of (i) the MOLA; and (ii) the Self Drive Hire Rental Master Agreement.

8.2           At any time following the occurrence of an Event of Default, the Owner shall be entitled to terminate this Master Agreement and/or any Hire Contract by service upon the Hirer of a written notice to that effect.

8.3           Upon the termination of any Hire Contract the Hirer shall no longer be in possession of the Vehicles with the consent of the Owner, the Hirer’s right to retain the Vehicles shall cease immediately and the Owner shall be entitled (but not obliged) to repossess the Vehicles and the Hirer hereby irrevocably authorises the Owner’s servants or agents to, and shall procure that such persons may, without previous notice, remove the Vehicles from the Premises where the Vehicles are situate without the Owner becoming liable in any way for or in respect of any damage or loss thereby caused to such Premises or otherwise, and the Hirer shall (other than in respect of the Owner’s own negligence or wilful default) indemnify the Owner in respect of any claim whatsoever which may be made against the Owner by any landlord or other third party in respect of such damage or loss, including economic loss.

8.4           Upon the termination of any Hire Contract the Hirer shall forthwith pay to the Owner by way of agreed and liquidated damages a Termination Sum equal to the aggregate of:

(a)           any Rentals actually in arrear and any other sum due by the Hirer to the Owner under this Master Agreement and/or any Hire Contract as at the date of termination which are due but which remain unpaid; and

(b)           if termination of the Hire Contract takes place prior to the expiration of the Hire Period:

(i)            the balance of the Rentals that would, but for such termination, be payable during the remainder of the Hire Period less a rebate, in respect of early payment, of such amount as is required to ensure that the net amount received by the Owner maintains the Owner’s rate of return on its investment in the Vehicles;

(ii)           save in respect of a termination occurring pursuant to the occurrence of an Event of Default, in respect of each Vehicle, the Termination Fee; and

(iii)          Break Costs (if any).

8.5           If, on termination of any Hire Contract the Hirer does not exercise its option to purchase the Vehicles pursuant to clause 10, then the Owner shall, as soon as practicable following termination of the Hire Period, and subject to having recovered possession of the Vehicles from the Hirer, sell the Vehicles for the best price reasonably obtainable and shall pay to the Hirer by way of rebate of Rental the Net Proceeds of Sale or, in the case of Total Loss, the actual proceeds of insurance received and retained by the Owner, after deduction in either case of any sums that may be due from the Hirer to the Owner under all Hire Contracts entered into between the Owner and the Hirer.

8.6           Any rights of the Owner arising prior to the termination of the Hire Contract howsoever arising shall remain in force notwithstanding such termination.

8.7           Without prejudice to the ability of the Owner to treat the occurrence of any event or circumstance as an Event of Default, the Owner or its agent may (but shall not be obliged to) effect compliance on behalf of the Hirer following any failure by the Hirer to comply with any provision of this Master Agreement, any Hire Contract or the Letter of Offer. The Hirer shall (other than in respect of the Owner’s own negligence or wilful default) indemnify and hold harmless the Owner and its agents from and against any Loss suffered, incurred or paid by the Owner or such agent in connection with any compliance effected or attempted by the Owner or any agent of the Owner under this clause 8.7.

8.8           the Hirer fails to comply with any provision of this Master Agreement or the Hire Contract, the Owner may, without being in any way obliged to do so or responsible for so doing, and without prejudice to the ability of the Owner to treat that non-compliance as an Event of Default, having first given written notice to the Hirer of its intention to do so, effect compliance on behalf of the Hirer, whereupon the Hirer shall become liable to pay to the Owner immediately any such sums properly expended by the Owner together with all reasonable costs and expenses (including legal costs) incurred in connection therewith.

9.             DELIVERY UP OF THE VEHICLES

Unless the Hirer shall exercise the option to purchase the Vehicles as provided in clause 10, or upon the termination of the Hire Contract (howsoever arising) the Hirer shall cease to be in possession of the Vehicles with the Owner’s consent and shall return the Vehicles (with the exception of any items which are a Total Loss) together with the Vehicle’s service and maintenance records in good and substantial repair and condition (with the exception of fair wear and tear), at the Hirer’s expense (the Hirer being responsible for all or any charges incurred in connection with the transportation including insurance in transit of the Vehicles) to any address in the United Kingdom which the Owner may reasonably specify. If the Hirer retains possession or use of the Vehicles (with or without the consent of the Owner) after the termination of the Hire Contract, the obligations of the Hirer under the Hire Contract shall continue as if the Hire Contract had not so terminated and such use or possession of the Vehicles shall not be construed as a renewal of the Hire Contract, the Hirer being obliged to deliver up the Vehicles in accordance with this clause 9 following a request to do so by the Owner.

10.           OPTION TO PURCHASE THE VEHICLES

If and when the Hirer, having observed and performed all the terms and conditions of the Hire Contract, shall have paid to the Owner the initial Rental, balance of Rentals and other sums payable by the Hirer to the Owner under the Hire Contract, the Hirer shall have the option to purchase the Vehicles for the Option Fee.

11.           DISCLAIMER

It is expressly agreed that no condition, warranty or representation of any kind has been, or is given or made by the Owner, its servants or agents with respect to, or in respect of, the Vehicles other than a warranty on the part of the Owner that to the best of its knowledge the Vehicles are free from any Security Interest not disclosed or known to the Hirer before the date of the relevant Hire Contract and all other conditions, warranties or representations, express or implied, statutory or otherwise, as to the state, quality, description or otherwise of the Vehicles or as to their fitness for any purpose are expressly excluded (other than those which are rendered incapable of exclusion by statute). The Hirer shall not be entitled to any rebate of the Rental in respect of any period during which the Vehicles are not in the possession of the Hirer, unserviceable, out of order, or unusable, and the Owner shall not be liable to provide the Hirer with any replacement goods or parts at all.

12.           HIRER’S WARRANTIES

12.1         The Hirer hereby represents and warrants to the Owner that:

(a)           the Hirer is a company duly incorporated under the Laws of the jurisdiction in which its registered office is located and is registered for VAT in the United Kingdom;

(b)           the Hirer has power to enter into, exercise its rights and perform and comply with its obligations contained in this Master Agreement and each Hire Contract and no limit on its powers will be exceeded by the performance of its obligations under this Master Agreement or any Hire Contract;

(c)           the execution and delivery of this Master Agreement and each Hire Contract and performance by the Hirer of its obligations under this Master Agreement and each Hire Contract and the transactions contemplated thereby will not:

(i)            contravene any existing applicable law to which the Hirer is subject;

(ii)           conflict with or result in a breach by the Hirer of any agreement to which the Hirer is a party or which is binding on any of its assets;

(iii)          contravene the terms of any of the Hirer’s constitutional documents or the terms of any prior security over any of its assets given by the Hirer to any third party; and

(d)           The Hirer has obtained and will maintain in full force and effect throughout any period in which this Master Agreement or any Hire Contract is in force all necessary consents and licences necessary for the carrying on of its business and the performance of its obligations thereunder.

(e)           This Master Agreement and each Hire Contract is or will be entered into in the normal course of business of the Hirer and the carrying out of the transactions contemplated by this Master Agreement and each Hire Contract shall be construed as part of the carrying on of the normal course of business of the Hirer.

12.2         Each of the warranties and representations given in clause 12.1 shall be given or made as at the date of this Master Agreement and shall be deemed to be repeated by the Hirer on the date of each Hire Contract.

13.           NOTICES

13.1         Any communication to be made under or in connection with this Master Agreement or Hire Contract shall be made in writing and may be made by letter or fax.

13.2         The address and fax number of each party for any communication or document to be made or delivered under or in connection with this Master Agreement or any Hire Contract is:

in the case of the Owner:

CAPITAL BANK plc

CLG-41

Charterhall House

City Road

Chester

CH88 3AN

Fax:                         01244 693256

Attention:              Graham Stanley

Copy to:

Fax:                         01244 692921

Attention:              Corporate Secretariat

and, in the case of the Hirer:

Vanguard Rental (UK) Limited

James House

55 Welford Road

Leicester

LE2 7AR

Fax:                         00 44 (0) 116 256 5643

Attention:              Ian Wardle

Or any substitute address or fax number as one party may notify to the other by not less than 5 Business Days’ notice.

13.3         Any communication or document made or delivered by one person to another under or in connection with this Master Agreement or any Hire Contract will only be effective:

(a)           if by way of fax, when received in legible form; or

(b)           if by way of letter, when it has been left at the relevant address or 2 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address.

14.           MISCELLANEOUS

14.1         Entire Agreement

This Master Agreement, the schedules and appendices hereto and the applicable Hire Contracts constitute the entire agreement and understanding between the parties in connection with the matters set out in this Master Agreement and supersede and replace all prior communications, representations, warranties, stipulations, undertakings and agreements of whatsoever nature, whether written or oral, between the parties in connection with such matters.

14.2         Waivers

No failure or delay on the part of the Owner to exercise any power, right or remedy under this Master Agreement or any Hire Contract shall operate as a waiver thereof, nor shall any single or partial exercise by the Owner of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

14.3         Remedies

The remedies provided in this Master Agreement and each Hire Contract are cumulative and are not exclusive of any remedies provided by law.

14.4         Amendment

Any amendment or waiver of any provision of this Master Agreement or any Hire Contract and any waiver of any default under this Master Agreement or any Hire Contract shall only be effective if made in writing and signed by the Owner.

14.5         Statement of Account

Any statement of account signed as correct by the Owner showing any amount due under this Master Agreement or any Hire Contract shall, in the absence of manifest error, be conclusive evidence of the amount so due.

14.6         Severability

If any provision of this Master Agreement or any Hire Contract is prohibited or unenforceable in any jurisdiction such prohibition or unenforceability shall not invalidate the remaining provisions hereof or thereof or affect the validity or enforceability of such provision in any other jurisdiction.

14.7         Assignment

Subject to the Hirer’s prior written consent, (which shall not be unreasonably withheld or delayed) the Owner may assign and/or transfer any or all of its respective rights and obligations under this Master Agreement and any Hire Contract. The Hirer shall not assign or transfer any of its rights or obligations under this Master Agreement or any Hire Contract.

14.8         Successors and Assigns

This Master Agreement and each Hire Contract shall bind and shall inure for the benefit of each of the parties hereto and thereto and each of their respective successors and permitted assigns.

14.9         Third Party Rights

A person who is not a party to this Master Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Master Agreement. The same provision shall apply to each Hire Contract mutatis mutandis.

14.10       Counterparts

This Master Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Master Agreement by signing any such counterpart. The same provision shall apply to each Hire Contract mutatis mutandis.

14.11       Costs

The Hirer shall be liable to pay all reasonable out-of-pocket costs, expenses (including storage and legal costs) and taxes (including VAT) incurred by the Owner in connection with this Master Agreement and each Hire Contract or otherwise in connection with the giving of any consent or approval which may be required under this Master Agreement, and in enforcing or endeavouring to enforce the provisions of this Master Agreement or any Hire Contract, or in ascertaining the whereabouts of the Hirer, or in recovering or endeavouring to recover possession of the Vehicles from the Hirer or any other person, firm or company.

14.12       Survival

The expiry or termination of this Master Agreement or any Hire Contract shall be without prejudice to any claim, right or cause of action which either party have or acquire against the other and which accrues or arises at any time during the currency of this Master Agreement or that Hire Contract.

15.           DATA PROTECTION

Any data concerning this Master Agreement and any Hire Contract and the Hirer’s performance of any of its obligations under a Hire Contract may be shared with the ultimate Holding Company of the Owner and any company which is from time to time a Subsidiary of that Holding Company and with credit reference agencies and may be used by others for credit assessment purposes.

16.           GOVERNING LAW AND JURISDICTION

16.1         This Master Agreement is and each Hire Contract shall be governed by English law.

16.2         The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Master Agreement and each Hire Contract (including a dispute regarding the existence, validity or termination of this Master Agreement or any Hire Contract).

This Master Agreement has been entered into on the date stated at the beginning of this Master Agreement.

SCHEDULE

Form of Hire Contract

Hire Contract dated [•] (VAT Tax Point) and made between (1) CAPITAL BANK PLC of Capital House, Queens Park, Handbridge, Chester CH88 3AN VAT Registration No. 270 1467 76 (“the Owner”) and (2) Vanguard Rental (UK) Limited of James House, 55 Welford Road, Leicester, LE2 7AR (“the Hirer”).

It is hereby agreed that the terms and conditions of the Master Hire Purchase Agreement between the parties dated 14 February 2002 and numbered 0881051 (as amended) are expressly incorporated into each Hire Contract in respect of each of the Vehicles listed below in addition to the terms listed below and all words and expressions defined in the Master Hire Purchase Agreement shall bear the same meaning where used in this Hire Contract.

Commencement Date means [•].

Hire Period means [•].

Option Fee in relation to each Vehicle (see clause 10 of Master Hire Purchase Agreement): £1.00

Termination Fee (see clause 8.4(ii) of Master Hire Purchase Agreement): £ 25.00 per Vehicle plus VAT.

Agreement Number	Description Of Vehicles	Vehicle Cost	VAT on Cost	Total Vehicle Price	Charges	Total Amount Payable	Initial Rental	Monthly Rentals Commencing	Final Rental Due
		£	£		£		£	£

Signature	Signature

Name:	Name:

Position:	Position:

For and on behalf of the Owner	For and on behalf of the Hirer

SIGNATURE PAGE

SIGNED	)
for and on behalf of	)
CAPITAL BANK PLC	)	/s/ G K STANLEY
by G K Stanley	)

SIGNED	)
for and on behalf of	)
VANGUARD RENTAL (UK))		/s/ I WARDLE
LIMITED	)
by Ian Wardle	)